HOLLYWOOD ENTERTAINMENT CORPORATION

                  SHARE OWNERSHIP, VOTING AND CO-SALE AGREEMENT

     This SHARE OWNERSHIP, VOTING AND CO-SALE AGREEMENT (the "Agreement") is entered into as of January ____, 1998 by and between Hollywood Entertainment Corporation, an Oregon corporation (the "Company"), and Mark J. Wattles ("Wattles")."

                                    RECITALS

     A. The Company proposes to acquire, pursuant to a self-tender offer (the "Tender Offer"), outstanding shares of the Company's Common Stock (the "Common Stock").

     B. To facilitate the Company's ability to complete the Tender Offer, Wattles agrees to limitations on his ownership, transfer and voting of shares of Common Stock on the terms set forth herein.

                                    AGREEMENT

     The parties agree as follows:

     1. Definitions. The following terms and phrases used in this Agreement shall have the meanings given in this Section 1:

          "Affiliate" of Wattles means any other person or entity, directly or indirectly, controlled by or under direct or indirect common control with Wattles or any member of Wattles' immediate family. For the purposes of this definition, "control" means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          "Acquisition" shall have the meaning given in Section 5 of this Agreement;

          "beneficial owner" of Shares means a person who has or shares (1) voting power, which includes the power to vote, or to direct the voting of, such Shares or (2) investment power, which includes the power to dispose, or to direct the disposition of, such Shares. "Beneficial ownership" shall be determined in accordance with the foregoing definition.

          "business day" shall have the meaning given in Rule 14d-1(c) under the Exchange Act;

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          "Closing" means the closing of the purchase of Shares pursuant to the
Tender Offer.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended;

          "group" shall have the meaning given in Rule 13d-5(b) under the Exchange Act;

          "Lien" shall have the meaning given in Section 2 of this Agreement;

          "Outsider Shares" means outstanding Shares other than Shares beneficially owned by Wattles;

          "outstanding Shares on a fully diluted basis" as of any date shall mean (i) Shares issued and outstanding and (ii) Shares issuable by the Company pursuant to the exercise of any outstanding options or other rights to subscribe for or purchase Shares or pursuant to the conversion or exchange of any outstanding instrument convertible into or exchangeable for Shares, whether or not then exercisable, convertible or exchangeable;

          "Proposed Transferee" shall have the meaning given in Section 6 of this Agreement;

          "Securities Act" shall mean the Securities Act of 1933, as amended;

          "Shares" shall mean issued and outstanding shares of Common Stock of the Company and any other class or series of capital stock that at any time gives the holder the right to vote on the election of directors;

          "the Company" shall have the meaning given in the preamble of this Agreement;

          "Threshold Amount" shall have the meaning given in Section 3 of this Agreement;

          "transfer" shall mean any sale, contract to sell, exchange, assignment, gift or other disposition (other than a pledge or encumbrance to secure a loan), whether voluntary or involuntary, because of any act or occurrence;

          "Warrants" shall mean the warrants issued by the Company in connection with financing the Tender Offer.

          "Wattles" shall have the meaning given in the preamble of this Agreement;

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          "Wattles Shares" shall have the meaning given in Section 2 of this
Agreement.

     2. Representations of Wattles. Wattles represents and warrants that as of the date of this Agreement (a) he beneficially owns 11,124,600 Shares and is the holder of options to purchase 520,000 Shares (collectively, "Wattles Shares");
(b) except as permitted by this Agreement, Wattles Shares are not subject to any lien, charge, pledge, security interest, adverse claim, obligation to sell or otherwise dispose or other encumbrance of any kind or nature whatsoever and however arising ("Lien"); and (c) neither the execution and delivery of this Agreement nor the observance or performance of its terms by Wattles violates, or creates any Lien with respect to Wattles Shares, pursuant to any statute, ordinance, regulation, order, judgment or decree applicable to Wattles or the Wattles Shares or any agreements to which Wattles or the Wattles Shares are bound.

     3.   Voting of Shares Generally.

          3.1 Shares Below Threshold Amount. Any Shares beneficially owned by Wattles that constitute up to 31.2 percent of the then outstanding Shares (the "Threshold Amount") may be voted by Wattles in his discretion without restriction except as set forth in Section 3.4.

          3.2 Shares Above Threshold Amount. With respect to all matters submitted to shareholders of the Company for a vote, all Shares beneficially owned by Wattles in excess of the Threshold Amount shall be voted in proportion to the votes of all Outsider Shares actually cast, not including abstentions.

          3.3 Affiliates. Wattles agrees that the voting provisions set forth in this Agreement shall apply to Wattles Shares transferred by him to his Affiliates and that prior to any such transfer such Affiliates shall have agreed in writing to be bound by the provisions of this Section 3.

          3.4 Director Elections. Wattles shall vote all of his Shares below the Threshold Amount to elect independent director-nominees who are nominated in accordance with the provisions of Section 3.5(3) of the Company's Bylaws; provided, however, that Wattles may vote his Shares below the Threshold Amount against any such director-nominee if, within 21 days of receiving notice of the nomination, he reasonably and in good faith determines that the director-nominee is not qualified to be a director of the Company and provides a notification to the Company of this determination.

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     4.   Lock-Up.

          4.1 General. Wattles may transfer or encumber any Shares except as otherwise provided in Section 4.2 and Section 6 of this Agreement.

          4.2 Restrictions on Transfers and Pledges. Subject to the provisions of Section 6, Wattles shall not (a) transfer any Shares or pledge Shares to secure loans in an aggregate principal amount in excess of $35 million prior to 180 days after the Closing or (b) transfer more than 2,775,000 Shares or pledge Shares to secure loans in an aggregate principal amount in excess of $40 million between the date which is 180 days after the Closing and the second anniversary of the Closing. Notwithstanding the foregoing restrictions, Wattles Shares may be transferred by will or otherwise pursuant to the applicable laws of descent and distribution; provided, however, that with respect to a transfer of any Shares permitted pursuant to this sentence, the obligations set forth in this Agreement shall continue to be applicable to the transferee of such Shares and provided further that the transferee of such Shares shall have agreed in writing to be bound by the provisions of this Agreement affecting the transferred Shares. Subject to the provisions in Section 6, Wattles may transfer or pledge all of his Shares, without restriction, after the second anniversary of the Closing.

          4.3 No Restrictions on Pledgees. Nothing in this Agreement shall restrict a pledgee of Wattles Shares from transferring such Shares.

     5. Limitation on Acquisition of New Shares. Unless approved by the Company's Board of Directors, Wattles shall not acquire beneficial ownership from any person other than the Company, whether by purchase or otherwise, of any Shares (an "Acquisition") if, as a result of such Acquisition, the number of Shares beneficially owned by Wattles shall exceed 11,124,600.

     6.   Tag-Along Rights.

          6.1 Proposed Transfers. If Wattles proposes to sell any Wattles Shares to any person or group in one or a series of related transactions (a "Proposed Transferee"), no such sale shall be completed unless the Proposed Transferee offers to purchase a ratable number of Shares from the other holders of Shares and from the holders of Warrants upon substantially the same terms and conditions offered to Wattles. All holders of Shares and Warrants other than Wattles shall be permitted only to sell to the Proposed Transferee a ratable number of Shares based on their percentage ownership of all outstanding Shares plus Shares issuable upon exercise of the Warrants at the time of the offer. Subject to the provisions of the foregoing sentence, Wattles may sell any number of Shares to a Proposed Transferee. The other holders of Shares and Warrants must respond to an offer from a Proposed Transferee within 20 business days after receipt of the offer to purchase Shares or such longer period as is required by law. Failure to respond within such period shall be considered rejection of such offer.

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          6.2 Receipt of Offer. For the purposes of this Agreement, if an offer is made by a Proposed Transferee pursuant to a tender offer, holders of Shares and Warrants shall be deemed to have received the offer on the date of the commencement of the tender offer pursuant to Rule 14d-2 under the Exchange Act.

          6.3 Transfers Not Subject to Tag-Along Rights. This Section 6 shall not apply to any transfer (i) to a person or a group of up to a number of Shares equal to 5% percent of the then outstanding Shares plus Shares issuable upon exercise of the Warrants, provided that upon completion of such transfer, the transferee does not beneficially own in excess of 20% of the then outstanding Shares, (ii) pursuant to a broadly distributed public offering registered under the Securities Act, (iii) to a purchaser who acquires the Shares in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the Company and who, after such sale, is a person described in Rule 13d-1(b)(1) under the Exchange Act, or (iv) that is approved by the Company's Board of Directors including a majority of the independent directors.

     7. Term and Termination. This Agreement shall become effective upon execution and shall continue in full force and effect until the earlier of (i) such time as Wattles no longer beneficially owns any Shares or (ii) the eighth anniversary of the Closing. Except as otherwise expressly provided in this Agreement, the obligations and restrictions set forth in this Agreement shall not apply to any person who acquires beneficial ownership of Shares pursuant to a transfer permitted by this Agreement.

     8. Specific Performance. The parties to this Agreement acknowledge and agree that it is impossible to measure in money the damages that will accrue to a party or to their successors, heirs, personal representatives or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable, and appropriate injunctive relief may be applied for and granted in connection with the enforcement of this Agreement. If any party to this Agreement or his or its successors, heirs, personal representatives or assigns institutes any action or proceeding to enforce specifically any provision of this Agreement, any person against whom such action or proceeding is brought waives the claim or defense that such party has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists. Such equitable remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that any party may have under this Agreement or otherwise.

     9. Further Assurances. Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement. No party to this Agreement shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set



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forth in such instruments and documents, and each party shall promptly do all such acts and take all such measures as may be appropriate to enable him or it to perform as early as practicable the obligations herein and therein required to be performed by them.

     10. Governing Law. This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the state of Oregon.

     11. Amendment. This Agreement may be amended, or its terms waived, only by an instrument in writing signed by Wattles and the Company and approved by the Company's Board of Directors, including approval by a majority of the independent directors of the Company.

     12. Severability. If any provision of this Agreement is held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     13. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

     15. No Third Party Beneficiaries. This Agreement is entered into solely for the benefit of the Company and Wattles and nothing in this Agreement shall confer rights or benefits on any third party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                    HOLLYWOOD ENTERTAINMENT CORPORATION


                                    --------------------------------------------
                                    By:
                                    Its:


                                    --------------------------------------------
                                    Mark J. Wattles

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